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                                                                    EXHIBIT 99.2


                                  News Release


(Columbia, SC) (February 2, 2001) CMI Industries, Inc. announced today that it is consolidating its Bailey Plant operations with the Vance Complex in Clinton, SC. This move is designed to provide maximum employment opportunities for associates in Clinton, SC, eliminate process duplication, and strengthen the Company's ability to compete with the continuing increase of imported textile goods. The Company will begin relocating equipment during the next several weeks and expects to fully shut down the Bailey Plant operations by April 3, 2001

Eligible Bailey Plant associates will be offered job opportunities at the Vance Complex as they become available. Due to current job vacancies and other positions filled by temporary associates, the Vance Complex has immediate openings for approximately 30% of the affected Bailey Plant associates. With the additional equipment being added to the Vance Complex, it is CMI's objective to place the majority of the displaced Bailey Plant associates within six to nine months.

As part of CMI's strategic long-range operating plan, Bailey Plant weaving and other manufacturing support equipment, along with wide projectile weaving equipment from the Company's Geneva, Alabama facility, will be relocated to Vance. The moves will provide Vance with the manufacturing flexibility to respond to market needs and improve operating schedules. The completely vertical manufacturing complex will have expanded capabilities to produce a wider range of yarns and fabrics for the markets CMI serves.

When the moves are complete, the Vance Complex will house both projectile and air jet weaving equipment, and a full range of support operations. The Vance complex contains a new state-of-the-art yarn mill plus two other yarn processing operations. All three yarn manufacturing facilities have multiple fiber blending capabilities. The Company anticipates expanding its warping operations and support functions to meet the needs required by the additional weaving machine installations.

By utilizing the vast amount of existing available production space at Vance, CMI will be able to maximize energy usage, expand its commitment to environmental preservation, and continue its role as a major employer in Clinton and Laurens County.

For additional information contact:
A. Michael Hopp
CMI Industries, Inc.
Vice President Human Resources
1301 Gervais Street
Columbia, SC 29211
Phone 803-771-4434